Exhibit 99.1

Quintana Maritime Limited

Pandoras 13 & Kyprou Street

166 74 Glyfada

Greece

NEWS RELEASE

QUINTANA MARITIME LIMITED REPORTS FOURTH QUARTER AND

ANNUAL 2006 RESULTS AND PRICES THE REMAINING FIVE

KAMSARMAXES FOR 2008

ATHENS, GREECE – March 6, 2007 – Quintana Maritime Limited (NASDAQ: QMAR), a leading international provider of dry bulk transportation services, announced today its operating and financial results for the fourth quarter and full year ended December 31, 2006.

2006 Highlights:

•	Increased annual dividend guidance by approximately 15% to $0.96 per share in 2007, representing a current yield of 7.2%

•	Agreed to acquire 18 vessels, during weak market conditions, which nearly triples the size of our fleet to 28 vessels upon delivery of all vessels

•	Increased our carrying capacity by more than 300% and reduced dwt-weighted-average age of fleet by more than 50%

•	Fixed over 96% of our net operating days in 2007, providing secure and predictable cash flows to our shareholders

•	Increased net revenues by approximately 156% over 2005
•	Added unique 5-year charter with major customer allowing us to take advantage of market upside with limited exposure to downswings
•	Demonstrated our capacity to manage newbuilding process and expand operational personnel to accommodate fleet additions

•	Successfully implemented Sarbanes-Oxley 404 review without any material weaknesses

Fourth Quarter 2006 Results:

For the fourth quarter of 2006, Quintana reported net income of $10.8 million, or $0.21 per diluted share. This includes a non-cash unrealized swap gain of $2.1 million on the previously disclosed interest-rate swap. Before this gain, net income was $8.7 million, or $0.17 per diluted share. Net revenues for the fourth quarter were $37.0 million, an increase of almost 82% over $20.3 million of net revenues in the fourth quarter of 2005. Adjusted EBITDA for the quarter of 2006 was $28.6 million, an increase of $13.4 million, or almost 88%, over Adjusted EBITDA of $15.2 million in the fourth quarter of 2005. During the fourth quarter of 2006, Quintana operated an average of 20.5 vessels, earning an average time charter equivalent (TCE) rate of $21,566 per ship per day. During the fourth quarter of 2005, the Company operated an average of 9.4 vessels, earning an average TCE rate of $25,585 per day.

Full Year 2006 Results:

For the full year 2006, Quintana reported net income of $12.7 million and diluted earnings per share of $0.37. This includes non-cash unrealized swap loss of $9.8 million and a non-cash write-off of unamortized financing fees due to the repayment of our previous revolving credit facility of $1.9 million . Before these charges, net income was $24.4 million, or $0.70 per diluted share.

Net revenues for 2006 were $103.3 million, an increase of almost 156% over $40.3 million of net revenues for last year. Adjusted EBITDA for the full year was approximately $75.1 million, an increase of $46.5 million, or almost 163%, over Adjusted EBITDA of $28.6 million in 2005. During 2006, Quintana operated an average of 13.5 vessels, earning an average TCE rate of $22,116 per ship per day, compared to an average of 5.0 ships in 2005, earning an average TCE rate of $24,328 per day.

Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime commented, “We are pleased to have concluded fiscal year 2006 with our strongest operational results to date. These results were a consequence of the growth of our fleet from 10 vessels to 23 vessels over the course of 2006. Our somewhat lower average TCE rate resulted from lower charter rates earned on time charters fixed near the beginning of 2006, which was a challenging market environment. Our fleet growth in 2006 was among the fastest of the public dry bulk companies worldwide. The Company will continue to strongly benefit from the growth of our fleet throughout 2007, as we expect to take delivery of two additional Capes and two additional Kamsarmaxes.”

Metrobulk Late Delivery Payments:

During the year Quintana collected approximately $1.4 million, or approximately $0.04 per diluted share, from the sellers of the Metrobulk fleet. Of this amount, Quintana collected $0.3 million, or approximately $0.01 per diluted share, in the fourth quarter. These collections represented charter-hire earned by Quintana in accordance with the signed purchase agreements with the sellers. However, as the vessels had not been delivered to Quintana on the contractual delivery dates, such collections were not recorded to the income statement but were instead applied against vessels’ cost. The Company has collected an additional $1.7 million in payments since year end, reducing the aggregate purchase price of the Metrobulk fleet by a total of $3.1 million to $731.9 million.

Fixture of Metrobulk Fleet:

In 2006, Quintana agreed to purchase 17 vessels from Metrobulk. As of today, we had taken delivery of 15 of the Metrobulk vessels. All vessels are on long-term time charter to Bunge S.A., a wholly owned subsidiary of Bunge Limited (NYSE:BG), an integrated global agribusiness. 16 of the 17 vessels are fixed until the end of 2010 under an agreement that provides for variable charter hire, negotiated annually between set floor and ceiling rates, and a Panamax, Grain Harvester, is on time charter with Bunge through September 2009 at $20,000 per day.

Quintana Maritime has already priced all 16 vessels under the master time charter for 2008. The Company has priced the 14 Kamsarmaxes and 2 Panamaxes at an average daily rate of $24,500, which is almost 10% higher than the average daily rate of $22,284 achieved for 2007.

Time Charter Coverage:

Stamatis Molaris, President and CEO stated “We are delighted to have priced our entire Metrobulk fleet for 2008, at an average rate that is very close to the ceiling rate under the master charter and well ahead of the scheduled negotiations. Over the next two years, we will enjoy the high visibility of cash flow, which we believe to be among the most predictable of the public dry bulk companies, at rates that we expect to enhance shareholder value.”

Mr. Molaris continued, “Our strategy is to predominantly employ our vessels under long period time charters, which enable us to generate stable and predictable cash flows. In this context, we are pleased to have secured almost 96% of our time charter coverage for 2007 and almost 81% for 2008. As a result, our projected net revenues under fixed time charters for the fiscal years 2007 and 2008 will be approximately $215 million and $208 million respectively, based on forecast revenues. In addition, we believe that the current size of the fleet together with our significant charter coverage will allow us to optimize our chartering practices in the future, including trading some vessels in the spot market if we determine that market conditions are appropriate. We believe this strategy would allow us to generate additional upside potential during a buoyant market without risking significant revenues in case of a market downturn.”

Dividend:

As previously announced, the Board of Directors of Quintana had declared a dividend of $0.24 per share, payable on March 16, 2007 to all shareholders of record as of March 2, 2007. Inclusive of this dividend, Quintana declared dividends of $0.87 per share with respect to periods in 2006 and aggregate dividends of $1.33 per share since August 2005. The dividend payment of $0.24 per share is consistent with the guidance provided by the Board of Directors of a minimum annualized payment of $0.96 per share for 2007.

Paul J. Cornell, Quintana’s Chief Financial Officer of Quintana Maritime, commented, “We are pleased to have declared our seventh consecutive quarterly dividend. This demonstrates a consistent track record of dividend payments, while we continue to grow the company’s fleet.”

Warrants:

As of December 31, 2006 a total of 1,062,079 warrants of the 8,182,232 originally issued had been exercised, and the Company had collected an amount of approximately $8.5 million. As of February 28, 2007, an additional 3,607,571 warrants had been exercised, resulting in gross proceeds to the Company of approximately $28.9 million. As of February 28, 2007, 3,512,582 warrants remained outstanding. If the remaining warrants were exercised, the Company would expect gross proceeds of approximately $28.1 million.

Management of Interest-Rate Risk: The Company entered into an interest swap agreement with Fortis Bank S.A., effective from July 1, 2006 through December 31, 2010, which effectively fixes interest due under the new revolving credit facility at a rate of 5.985%, inclusive of the spread due its lenders.

Because the swap does not qualify for hedge accounting, the Company marks to market the fair value of the hedge at the end of every reporting period, which may result in significant fluctuations from period to period. The non-cash charge of $9.8 million recorded at December 31, 2006 after a non-cash gain of $2.1 million during the fourth quarter of 2006, reflects the fair value of the hedge at the end of the period. This charge was primarily due to the fact that the variable-rate interest portion of the swap is tied to forward LIBOR rates, which were comparatively lower in the second half of 2006.

Conference Call details:

At 10 am EST tomorrow, March 7, management will host a conference call discussing the quarterly and full year results.

Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 866 819 7111 (from the US), 0800 953 0329 (from the UK) or +44 (0)1452 542 301 (from outside the US). Please quote “Quintana.”

In case of any problems with the above numbers, please dial 1 866 869 2352 (from the US), 0800 694 1449 (from the UK) or +44 (0)1452 560 304 (from outside the US). Quote “Quintana.”

A telephonic replay of the conference call will be available until March 14th, 2007 by dialing 1 866 247 4222 (from the US), 0800 953 1533 (from the UK) or +44 (0)1452 550 000 (from outside the US). Access Code: 1859591#

Slides and audio webcast:

There will also be a live, and then archived, webcast of the conference call, available through Quintana Maritime’s website (www.quintanamaritime.com). Participants for the live webcast should register on the website approximately 10 minutes prior to the start of the webcast.

-financials follow-

Quintana Maritime Limited

Consolidated Balance Sheets

All amounts expressed in thousands of U.S. Dollars except share data

	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets :
Cash and cash equivalents	$21,335	$4,259
Inventories	1,649	378
Due from charterers, net	1,159	1,244
Other receivables	1,196	480
Prepaid expenses and other current assets	986	867

Total current assets	26,325	7,228

Property and equipment:
Vessels, net of accumulated depreciation of $40,899 and $11,309	987,623	446,475
Advances for acquisition of vessels	26,310	—
Other fixed assets, net of accumulated depreciation of $265 and $59	429	384

Total property and equipment	1,014,362	446,859

Deferred charges:
Financing costs, net of accumulated amortization of $2,169 and $5,190	4,588	1,959
Time charter premium, net of accumulated amortization of $2,551 and $440	6,949	9,060
Dry docking costs, net of accumulated amortization of $970 and $280	5,216	920

Total assets	$1,057,440	$466,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities :
Accounts payable	$5,369	$1,474
Sundry liabilities and accruals	2,776	3,413
Deferred income	2,777	1,716
Short-term portion of long-term debt	47,000	—

Total current liabilities	57,922	6,603

Long-term debt	564,960	210,000
Unrealized swap loss	9,840	—

Total liabilities	$632,722	$216,603

Total shareholders’ equity	424,718	249,423

Total liabilities and shareholders’ equity	$1,057,440	$466,026

Quintana Maritime Limited

Consolidated Income Statements

(All amounts expressed in thousands of U.S. Dollars except per share data)

	Three Months Ended December 31,		Year Ended December 31,	Period From January 13, 2005 to December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Time charter revenue	$38,810	$21,256	$103,667	$42,062
Voyage revenue	—	—	4,474	—
Commissions	(1,809)	(952)	(4,824)	(1,787)

Net revenue	$37,001	$20,304	103,317	40,275
Expenses:
Vessel operating expenses	6,109	3,197	17,489	7,411
Voyage expenses	15	—	4,083	—
General and administrative expenses (including restricted stock amortization of $672, $301, $2,298 and $616)	3,593	2,597	10,790	5,301
Depreciation and amortization	10,887	5,719	30,486	11,648

Total expenses	$20,604	$11,513	62,848	24,360

Operating income	$16,397	$8,791	40,469	15,915
Other (expenses) / income:
Interest expense	$(8,265)	$(2,464)	(16,615)	(5,367)
Interest income	629	68	1,199	228
Finance costs	(95)	(1,604)	(2,169)	(5,190)
Unrealized swap gain/(loss)	2,052	—	(9,840)	—
Foreign exchange gains/(losses) and other, net	73	(54)	(300)	(58)

Total other expenses	$(5,606)	$(4,054)	(27,725)	(10,387)
Net income	$10,791	$4,737	$12,744	$5,528

Earnings per common share:
Basic	$0.22	$0.20	$0.38	$0.39

Diluted	$0.21	$0.20	$0.37	$0.39

Weighted average shares outstanding:
Basic	49,637,284	23,287,992	33,568,793	14,134,268

Diluted	52,362,593	23,580,019	34,680,371	14,239,907

Quintana Maritime Limited

Consolidated Statements of Cash Flows

(All amounts expressed in thousands of U.S. Dollars)

	Year Ended December 31, 2006	Period from January 13, 2005 to December 31, 2005
	(unaudited)
Cash flows from operating activities:
Net income	$12,744	$5,528
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	30,486	11,648
Amortization of deferred finance costs	2,169	5,190
Amortization of time charter fair value	2,111	440
Amortization of stock-based compensation	2.298	616
Unrealized swap loss	9,840	—
Changes in assets and liabilities:
Increase in inventories	(1,271)	(378)
Decrease / (Increase) in due from charterers, net	85	(1,244)
Increase in other receivables	(716)	(480)
Increase in prepaid expenses and other current assets	(119)	(867)
Increase in accounts payable	3,895	1,474
(Decrease) / Increase in sundry liabilities and accruals	(637)	3,413
Increase in deferred income	1,061	1,716
Deferred dry-dock costs incurred	(4,986)	(1,200)

Net cash from operating activities	$56,960	$25,856

Cash flows from investing activities:
Vessel acquisitions	(570,738)	(457,784)
Advances for vessel acquisitions	(26,310)	—
Time charter premium	—	(9,500)
Purchases of property, plant and equipment	(251)	(443)

Net cash used in investing activities	$(597,299)	$(467,727)

Cash flows from financing activities:
Proceeds from long-term debt	611,960	628,621
Repayment of long-term debt	(210,000)	(418,621)
Payment of financing costs	(4,798)	(7,149)
Proceeds from preferred stock issuance	190,938	—
Issuance costs of preferred stock and warrants	(8,308)	—
Proceeds from the exercise of warrants	8,497	—
Common stock to be issued for warrants exercised	1,507
Paid-in capital and common stock	—	68,405
Proceeds from initial public offering	—	182,942
Issuance costs of initial public offering	—	(2,180)
Dividends paid	(32,381)	(5,888)

Net cash from financing activities	$557,415	$446,130

Net increase in cash and cash equivalents	17,076	4,259
Cash and cash equivalents at beginning of period	4,259	—

Cash and cash equivalents at end of the period	$21,335	$4,259

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$18,994	$3,064

Quintana Maritime Limited

Reconciliation of Net Income to Adjusted EBITDA

(All amounts expressed in thousands of U.S. Dollars)

	Three Months Ended December 31,		Year ended December 31, 2006	Period from January 13, 2005 to December 31, 2005
	2006	2005
Net Income	$10,791	$4,737	$12,744	$5,528

Interest and finance costs, net	7,731	4,000	17,585	10,329
Depreciation and amortization	10,887	5,719	30,486	11,648
Unrealized swap (gain)/ loss	(2,052)	—	9,840	—
Amortization of time charter fair value	528	440	2,111	440
Stock-based compensation	672	301	2,298	616

Adjusted EBITDA	$28,557	$15,197	$75,064	$28,561

Quintana Maritime Limited

Reconciliation of Net Income to Adjusted Net Income

(All amounts expressed in thousands of U.S. Dollars)

	Three Months Ended December 31,		Year ended December 31, 2006	Period from January 13, 2005 to December 31, 2005
	2006	2005
Net Income	$10,791	$4,737	$12,744	$5,528

Unamortized write-off of financing costs	—	1,511	1,833	4,707
Unrealized swap (gain)/loss	(2,052)	—	9,840	—

Adjusted Net Income	$8,739	$6,248	$24,417	$10,235

Quintana Maritime Limited

Reconciliation of Earnings Per Share (Diluted) to Adjusted Earnings Per Share (Diluted)

(All amounts expressed in U.S. Dollars)

	Three Months Ended December 31,		Year ended December 31, 2006	Period from January 13, 2005 to December 31, 2005
	2006	2005
Earnings per share (diluted)	$0.21	$0.20	$0.37	$0.39

Unamortized write-off of financing costs	—	0.06	0.05	0.33
Unrealized swap (gain)/loss	(0.04)	—	0.28	—

Adjusted earnings per share (diluted)	$0.17	$0.26	$0.70	$0.72

Disclosure of Non-GAAP Financial Measures

Adjusted EBITDA represents net income plus interest and finance costs plus depreciation and amortization and income taxes, if any, plus deferred stock-based compensation, and amortization of time charter fair value and unrealized loss on swap transaction, which are non-cash items. Adjusted EBITDA is included because it is used by certain investors to measure a company's financial performance and by the Company as a financial target. Adjusted EBITDA is a “non-GAAP financial measure” and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. Adjusted EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, working capital requirements and determination of dividends. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of Adjusted EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Adjusted Net Income represents net income plus unamortized write-off of financing costs and unrealized loss from swap transaction, which are non-cash items. Adjusted Earnings per Share (diluted) represents Adjusted Net Income divided by weighted average shares outstanding (diluted). These measures are “non-GAAP financial measures” and should not be considered substitutes for net income or earnings per share (diluted), respectively, as reported under GAAP. The Company has included an adjusted net income and adjusted earnings per share calculation in this period in order to allow comparability between the Company’s performance in the reported periods and its performance in prior periods.

ABOUT QUINTANA MARITIME LIMITED

Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 25 vessels, including 12 Kamsarmax bulkers, 11 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 2,132,281 dwt and an average age of 4.2 years on a dwt weighted average. It has also entered into agreements to acquire 2 additional Kamsarmax bulkers with expected delivery between March and May 2007 and with an aggregate capacity of 164,600 dwt. In addition, Quintana has recently entered into agreements to acquire 2 Capesize vessels of an aggregate 347,162 dwt with expected delivery between March and April 2007. Once all acquisitions are completed, Quintana will have a fleet of 29 dry bulk vessels, including 4 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels, with a total capacity of 2,644,043 dwt and an average age of 3.9 years on a dwt weighted average.

Forward Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell Chief Financial Officer Tel. 713-751-7525 E-mail: pcornell@quintanamaritime.com	Paul Lampoutis Capital Link, Inc, New York Tel. 212.661.7566 E-mail: plampoutis@capitallink.com

Appendix

The following key indicators highlight the Company’s financial and operating performance during the fourth quarter and full year of 2006:

	Three Months Ended December 31,2006				Three Months Ended December 31,2005
	PANAMAX	CAPESIZE	CHARTER IN	TOTAL	PANAMAX	CAPESIZE	CHARTER IN	TOTAL
Total Ownership days	1,706	184		1,890	736	126		862
Operating days under fixed rate time charter	1,570	162		1,732	636	121		757
Operating days under variable rate time charter	91			91	91			91
Operating days under spot charter
Utilization	97.4%	88.0%		96.5%	98.8%	95.6%		98.3%
Time charter equivalent per ship per day – fixed rate tc	19,903	31,685		21,004	22,635	43,851		26,332
Time charter equivalent per ship per day – variable rate tc	32,283			32,283	19,446			19,446
Net daily revenue per ship per day	19,116	26,677		19,852	21,006	41,930		24,064
Vessel operating expenses per ship per day	(3,204)	(3,483)		(3,232)	(3,745)	(3,501)		(3,709)
Net Operating Cash Flow per ship per day before general and administrative expenses	15,912	23,194		16,620	17,261	38,429		20,355

	Twelve Months Ended December 31,2006				Twelve Months Ended December 31,2005
	PANAMAX	CAPESIZE	CHARTER IN	TOTAL	PANAMAX	CAPESIZE	CHARTER IN	TOTAL
Total Ownership days	4,142	730	139	5,011	1,709	126		1,835
Operating days under fixed rate time charter	3,721	688		4,409	1,463	121		1,584
Operating days under variable rate time charter	364			364	163			163
Operating days under spot charter			139	139
Utilization	98.6%	94.2%	100.0%	98.0%	95.2%	95.6%		95.2%
Time charter equivalent per ship per day – fixed rate tc	20,248	32,166 (1)		22,107	23,362	43,851 (1)		25,074
Time charter equivalent per ship per day – variable rate tc	22,858			22,858	17,129			17,129
Time charter equivalent per ship per day – spot			20,589	20,589
Charter in costs per ship per day – spot			(17,771)	(17,771)
Net daily revenue per ship per day	19,289	28,986	2,022	20,225	20,732	41,930		22,188
Vessel operating expenses per ship per day	(3,557)	(3,773)		(3,590)	(3,732)	(3,501)		(3,716)
Management fees					(346)			(322)
Net Operating Cash Flow per ship per day before general and administrative expenses	15,732	25,213	2,022	16,635	16,654	38,429		18,150

(1)	M/V Iron Beauty was acquired with an existing time charter at an above the market rate. The company deducts the fair value of the time charter from the purchase price of the vessel and allocates it to a deferred asset which is amortized over the remaining period of the time charter as a reduction to hire revenue. This results in a daily rate of approximately $ 30,600 as recognized revenue. For cash flow purposes the company will continue to receive $ 36,500 per day, less commissions.

Glossary of Terms

Average number of vessels This is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

Ownership days We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Operating days We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to planned dry docking repairs or any other, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization We calculate fleet utilization by dividing the number of our operating days during a period by the number of our Ownership days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

TCE per ship per day We define TCE (time-charter equivalent) per ship per day rate as our voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. TCE rate is a shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

Net daily revenue We define the daily TCE rate net of commissions but including idle time.

Vessel operating expenses per ship per day This include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We define as our total operating costs divided by the ownership days.

Fleet Table as of March 6, 2007

CURRENT FLEET	Type	DWT	Year Built	Age (in yrs)		TC Expiration Date (minimum period)
Iron Lindrew(A)	Kamsarmax	82,300	2007	0.0		December 2010
Iron Knight(A)	Panamax	76,429	2004	2.7		December 2010
Coal Hunter(A)	Kamsarmax	82,300	2006	0.2		December 2010
Pascha(A)	Kamsarmax	82,300	2006	0.2		December 2010
Coal Gypsy(A)	Kamsarmax	82,300	2006	0.3		December 2010
Iron Anne(A)	Kamsarmax	82,000	2006	0.4		December 2010
Iron Vassilis(A)	Kamsarmax	82,000	2006	0.6		December 2010
Iron Bill (A)	Kamsarmax	82,000	2006	0.8		December 2010
Santa Barbara(A)	Kamsarmax	82,266	2006	0.9		December 2010
Ore Hansa(A)	Kamsarmax	82,229	2006	1.0		December 2010
Iron Kalypso(A)	Kamsarmax	82,204	2006	1.1		December 2010
Iron Fuzeyya(A)	Kamsarmax	82,229	2006	1.1		December 2010
Iron Bradyn(A)	Kamsarmax	82,769	2005	2.1		December 2010
Grain Harvester(A)	Panamax	76,417	2004	2.5		July 2009
Grain Express(A)	Panamax	76,466	2004	2.9		December 2010
Kirmar( B) (E)	Capesize	165,500	2001	5.4		March 2008
Iron Beauty( B)	Capesize	165,500	2001	5.6		April 2010
Coal Pride	Panamax	72,600	1999	7.3		February 2009
Iron Man (C)	Panamax	72,861	1997	9.7		March 2010
Coal Age (C)	Panamax	72,861	1997	9.7		September 2007
Fearless 1(C)	Panamax	73,427	1997	9.9		March 2008
Barbara (D)	Panamax	73,390	1997	10.1		July 2007
Linda Leah (D)	Panamax	73,390	1997	10.1		February 2008
King Coal	Panamax	72,873	1997	10.2		March 2008
Coal Glory (C)	Panamax	73,670	1995	12.0		June 2008
Total Current Fleet	25 Vessels	2,132,281		4.2 years avg	(F)

FLEET TO BE DELIVERED	Type	DWT	Year Built	Age (in years)		Delivery Range
Iron Brooke	Kamsarmax	82,300	*			Mar 07
Iron Miner	Capesize	177,000	*			Mar 07
Lowlands Beilun	Capesize	170,162	1999	7.9		Mar 07
Iron Manolis	Kamsarmax	82,300	*			April 07
Total Fleet to be Delivered	4 Vessels	511,762
TOTAL FLEET	29 Vessels	2,644,043		3.9 years avg	(F)

*	Under Construction

(A), (B), (C), and (D) indicate sister ships. As of March 6, 2007 Quintana had four sets of sister ships, including the vessels recently acquired from Metrobulk. All seventeen ships that are part of the Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.

(E) Kirmar’s charterer has elected to keep the vessel for its maximum initial contracted period until September 2007. In addition, the charterer has exercised an option to extend the charter by up to six months, until early March 2008, at $27,250 per day

(F) On a dwt weighted average

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